Exhibit 21

Subsidiaries of Dreams, Inc.

Dreams Franchise Corp. (California)
Dreams Entertainment, Inc. (Utah)
Dreams Products, Inc. (Utah)
Dreams Retail Corporation (Florida)
Bobble Dreams, Inc. (Florida)
SCAC Acquisition Corp. (Florida)
The Greene Organization, Inc. (Florida)